EXHIBIT 99.1

Media Contact:	Investor Contact:
David Schull or Wendy Lau	Andreas Marathovouniotis
Russo Partners	Russo Partners
212-845-4271	212-845-4235
David.Schull@russopartnersllc.com	Andreas.Marathis@russopartnersllc.com
Wendy.Lau@russopartnersllc.com

Alfacell Reports Financial Results for Third Quarter of Fiscal 2008

SOMERSET, N.J., June 9, 2008 – Alfacell Corporation (NASDAQ: ACEL) today reported its financial results for the third quarter of fiscal 2008.

The company recorded a net loss of approximately $5.0 million, or $0.11 per basic and diluted common share, for the third fiscal quarter ended April 30, compared to a net loss of approximately $2.0 million, or $0.04 per basic and diluted common share, for the third quarter of fiscal 2007. Research and development expenses increased by approximately $1.4 million during the third quarter of fiscal 2008 as compared to the same quarter a year ago primarily due to expenses incurred related to the company’s preparations for the completion of its ONCONASE® rolling New Drug Application (“NDA”) submission. Increased general and administrative expenses of approximately $1.5 million for the third quarter of fiscal 2008 were primarily the result of the accrual of compensation expense related to entering a retirement agreement with the company’s CEO in April 2008.

Net loss for the nine-month period ended April 30, 2008 of approximately $9.4 million, or $0.20 per basic and diluted common share, represents an increase of approximately $3.1 million, compared to the $6.3 million net loss, or $0.14 per basic and diluted common share, for the same period in fiscal 2007.

Cash and Liquidity

As of April 30, the company had cash and cash equivalents of approximately $7.8 million, a decrease of approximately $2.4 million, compared to cash and cash equivalents of approximately $10.2 million on Jan. 31. The company believes that this level of liquidity is sufficient to support its activities into the fourth quarter of fiscal year 2009, based on current expectations for the planned completion of the ONCONASE rolling NDA. The company will be eligible to receive a minimum milestone payment of $20 million, up to a maximum of $30 million, from its U.S. partner, Strativa Pharmaceuticals, in the event that the NDA submission results in the company receiving marketing approval for ONCONASE.

Clinical Trials Update

Alfacell has completed patient enrollment in a confirmatory Phase IIIb clinical trial for ONCONASE in patients suffering from unresectable malignant mesothelioma (UMM) and reached the required number of evaluable events to conduct the formal statistical analyses required to complete the final sections of the ONCONASE rolling NDA. As the company has previously reported, the results of the preliminary statistical analysis of the data did not meet statistical significance for the primary endpoint of survival in UMM. However, a statistically significant improvement in survival was seen in the treatment of UMM patients who failed one prior chemotherapy regimen, a pre-defined primary data set for this sub-group of patients in the trial, which represents a currently unmet medical need. Based on the preliminary statistical analysis of the data, Alfacell will continue with the planned submission of the remaining components of the ONCONASE rolling NDA. The company plans to present the results of the trial at an upcoming scientific conference.

The company has completed enrollment in its Phase I clinical trials for patients suffering from non-small cell lung cancer (NSCLC) and other solid tumors and is now currently planning for the follow-on Phase II clinical trials.

“The completion of our fiscal third quarter marks the point where we have entered the most important phase for the commercialization of ONCONASE,” said Lawrence A. Kenyon, Alfacell’s president. “We are moving forward with the completion of our rolling NDA and appreciate the support expressed by our partners around the world for pursuing a U.S. approval for ONCONASE as a second-line treatment for malignant mesothelioma.”

Conference Call & Webcast

Alfacell will host a conference call and Webcast to discuss the financial results at 11 a.m. EDT on Monday, June 9. To participate in the live conference call, U.S. residents may dial 1-877-407-9205, and international callers may dial 1-201-689-8054. A replay of the call will be available until June 16. To access the replay, U.S. residents may dial 1-877-660-6853, and international callers may dial 1-201-612-7415 and enter account number 286 and conference ID number 287301. A live Webcast and replay of the conference call will be available on Alfacell’s Web site at www.alfacell.com.

About ONCONASE®

ONCONASE is a first-in-class therapeutic product candidate based on Alfacell's proprietary ribonuclease (RNase) technology. A natural protein isolated from the leopard frog, ONCONASE has been shown in the laboratory and clinic to target cancer cells while sparing normal cells. ONCONASE triggers apoptosis, the natural death of cells, via multiple molecular mechanisms of action.

Alfacell has licensed the U.S. commercial rights for ONCONASE to Strativa Pharmaceuticals, a division of Par Pharmaceutical, Inc. Strategic marketing and distribution agreements for ONCONASE have been secured with BL&H Co. Ltd. for Korea, Taiwan and Hong Kong, USP Pharma Spolka Z.O.O., an affiliate of US Pharmacia, for Eastern Europe, and GENESIS Pharma, S.A. for Southeastern Europe.

ONCONASE has been granted fast track status and orphan-drug designation for the treatment of malignant mesothelioma by the FDA. Additionally, ONCONASE has been granted orphan-drug designation in the European Union and Australia.

About Alfacell Corporation

Alfacell Corporation is the first company to advance a biopharmaceutical product candidate that works in a manner similar to RNA interference (RNAi) through late-stage clinical trials. The product candidate, ONCONASE, is an RNase that overcomes the challenges of targeting RNA for therapeutic purposes while enabling the development of a new class of targeted therapies for cancer and other life-threatening diseases. In addition to a recently completed Phase IIIb study in malignant mesothelioma, Alfacell is currently planning for Phase II clinical trials in other oncology indications. For more information, visit www.alfacell.com.

Safe Harbor

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainty whether the clinical trial results will allow the company to complete submission of a New Drug Application and if a New Drug Application submission is completed, uncertainty whether FDA will file or approve such application, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials or differences of opinion in interpreting the results of clinical trials, the company's ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

ALFACELL CORPORATION

Unaudited Condensed Statements of Operations

	Three-Months Ended		Nine-Months Ended
	April 30		April 30
	2008	2007	2008	2007

Revenues	$—	$—	$—	$—

Expenses:
Research and development	2,704,980	1,252,811	6,354,271	4,295,574
General and administrative	2,386,992	856,892	5,032,243	2,844,673
Total expenses	5,091,972	2,109,703	11,386,514	7,140,247

Loss from operations	(5,091,972)	(2,109,703)	(11,386,514)	(7,140,247)

Interest income, net	65,833	82,142	191,146	303,968

State tax benefit	--	--	1,755,380	510,467

Net loss	$(5,026,139)	$(2,027,561)	$(9,439,988)	$(6,325,812)

Net loss per common share—basic and diluted	$(0.11)	$(0.04)	$(0.20)	$(0.14)

Shares used in computation of net loss per share:
Basic and diluted	47,122,191	45,147,204	46,802,187	44,778,890

Unaudited Balance Sheet Data

	April 30,	July 31,
	2008	2007
Cash and cash equivalents	$7,843,906	$6,968,172
Total assets	$8,574,152	$7,820,499
Current liabilities	$2,784,209	$1,829,900
Accumulated deficit	$(101,511,743)	$(92,071,755)
Total stockholders equity (deficiency)	$(243,398)	$5,778,480